UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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American Community Properties Trust
_____________________________________________________________________________________
(Name of Registrant as Specified in its Charter)

_____________________________________________________________________________________
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AMERICAN COMMUNITY PROPERTIES TRUST
222 SMALLWOOD VILLAGE CENTER
ST. CHARLES, MD 20602

NOTICE OF 2002 ANNUAL MEETING OF
SHAREHOLDERS AND PROXY STATEMENT

April 15, 2002

Dear Shareholders:

On behalf of the officers and trustees of American Community Properties Trust (the "Company"), you are cordially invited to attend the Company's Annual Meeting of Shareholders to be held at 10:00 a.m. EST, on Wednesday, June 12, 2002, at the Holiday Inn, James Craik Room, 45 St. Patrick's Drive, St. Charles, Maryland.

At the meeting, shareholders of the Company will be asked to consider and act upon the election of one trustee to serve until 2005, and ratification of auditors as described in the formal Notice of Meeting and in the accompanying Proxy Statement.

The trustees of the Company unanimously recommend that all shareholders of the Company vote in favor of the two proposals presented. Your vote is important regardless of the number of shares you own. We strongly encourage all shareholders of the Company to participate by voting their shares by proxy whether or not they plan to attend the meeting. Please sign, date and mail the enclosed proxy as soon as possible. If you do attend the meeting, you may still vote in person.

Sincerely,

/s/ J. Michael Wilson

J. Michael Wilson
Chairman and
Chief Executive Officer

AMERICAN COMMUNITY PROPERTIES TRUST
222 SMALLWOOD VILLAGE CENTER
ST. CHARLES, MD 20602

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 12, 2002

TO THE SHAREHOLDERS OF AMERICAN COMMUNITY PROPERTIES TRUST:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of American Community Properties Trust (the "Company") will be held on Wednesday, June 12, 2002, at 10:00 a.m. at the Holiday Inn, James Craik Room, 45 St. Patrick's Drive, St. Charles, Maryland, for the following purposes:

    To elect one trustee of the Company to serve until the Annual Meeting of the shareholders in 2005;

    To ratify the selection of the Company's independent auditors for 2002; and

    To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Trustees has fixed the close of business on April 12, 2002 as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

Shareholders are invited to attend the meeting. Whether or not you expect to attend, we urge you to sign, date and promptly return the enclosed proxy card in the enclosed postage prepaid envelope. If you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy.

If your shares are held of record by a broker, bank or other nominee and you wish to attend the meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting. In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Trustees

Paul Resnik
Secretary

St. Charles, Maryland
April 15, 2002

AMERICAN COMMUNITY PROPERTIES TRUST
222 SMALLWOOD VILLAGE CENTER
ST. CHARLES, MD 20602

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 12, 2002

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Trustees of American Community Properties Trust, a Maryland real estate investment trust (the "Company" or "ACPT"), for the 2002 Annual Meeting of the shareholders of the Company (the "2002 Annual Meeting") to be held at the Holiday Inn, James Craik Room, 45 St. Patrick's Drive, St. Charles, Maryland on Wednesday, June 12, 2002 at 10:00 a.m. The Notice of the Annual Meeting, this proxy statement and the accompanying proxy are first being mailed on or about April 30, 2002 to shareholders of record of the Company's common shares ("Common Shares") as of the close of business on April 12, 2002. You can ensure that your shares are voted at the meeting by signing, dating and promptly returning the enclosed proxy card in the envelope provided. Each share entitles the registered holder to one vote. As of March 15, 2002, there were 5,191,554 Common Shares outstanding. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by notifying the Secretary of the Company in writing, or by executing a subsequent proxy, which revokes your previously executed proxy. Additionally, if you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy.

At the 2002 Annual Meeting, shareholders will have the opportunity to elect one Trustee to serve until the Annual Meeting in 2005; to ratify the selection of the Company's independent auditors for 2002; and to transact such other business as may properly come before the meeting.

The Company's principal executive offices are located at 222 Smallwood Village Center, St. Charles, Maryland, 20602.

VOTING OF PROXIES

Proxies will be voted as specified by the shareholders. Where specific choices are not indicated, proxies will be voted FOR the election of all nominees for Trustee. The presence in person or by proxy of stockholders entitled to cast a majority of all votes entitled to be cast at the 2002 Annual Meeting constitutes a quorum. The election of Trustees requires the affirmative vote of a majority of the outstanding Common Shares, in person or by proxy, and entitled to vote at the 2002 Annual Meeting. Accordingly, abstentions and broker non-votes have the same effect as a vote against the nominated trustee. The ratification of auditors selection requires the affirmative vote of a majority of the shares present and voting, in person or by proxy, at the meeting. Accordingly, abstentions and broker non-votes have no effect on voting with respect to the ratification of auditors.

ELECTION OF TRUSTEES

At the 2002 Annual Meeting, one Trustee is to be elected to serve for a term to expire at the 2005 Annual Meeting of the shareholders. The nominee is Mr. T. Michael Scott. Mr. Scott has been a Trustee since December 21, 1999. Information regarding the Board's nominee for trustee is set forth below. Information regarding the Trustees whose terms expire in 2003 and 2004 is also set forth below.

Pursuant to the Company's Declaration of Trust and Bylaws, the Board of Trustees consists of not less than three nor more than nine trustees, with the present number of trustees set at five. The Board of Trustees is divided into three classes serving staggered terms, with each class consisting of one-third of the total number of trustees.

The accompanying proxy, if signed and returned, will be voted for election of the Board's nominees unless contrary instructions are given. If the Board's nominees are unable to serve, which is not anticipated, the persons named as proxies intend to vote, unless the number of nominees is reduced by the Board of Trustees, for such other person as the Board of Trustees may designate.

Recommendation of the Board of Trustees

THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR THE ELECTION OF MR. T. MICHAEL SCOTT AS TRUSTEE, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY CARD.

Nominee for Continuation to the Board of Trustees for a Three-Year Term to Expire at the 2005 Annual Meeting of Shareholders

T. Michael Scott, 43. Mr. Scott has been a Trustee of the Company since December 21, 1999. Mr. Scott is President of Cambridge Holdings in Fairfax County, Virginia. He is an active member of the National Association of Industrial and Office Properties and serves on the Executive Committee of the Washington/Baltimore Chapter of the Young President's Organization.

Members of the Board of Trustees Continuing in Office; Terms Expire at the 2003 Annual Meeting of Shareholders

Edwin L. Kelly, 60. Mr. Kelly has been a Trustee of the Company since March 13, 1997. He has been President and Chief Operating Officer of the Company since July 1998. Mr. Kelly was President and Chief Operating Officer of Interstate General Company L.P. ("IGC") and Interstate General Management Corporation ("IGMC") from 1997-1998. Prior to that, he served as Senior Vice President and Treasurer of IGC and Senior Vice President of IGMC since their formation in 1986. He has served in various executive positions with IGC and its predecessor companies since 1974, including as a Director of IGMC from 1986 to 1998.

Antonio Ginorio, 59. Mr. Ginorio has been a Trustee of the Company since January 29, 2001. He was a Senior Audit Partner in the San Juan Office of Pricewaterhouse Coopers, a Big Five Accounting firm, for 36 years until his retirement in June 2000. He has extensive audit experience in banking, manufacturing, retail and real estate.

Members of the Board of Trustees Continuing in Office; Terms Expire at the 2004 Annual Meeting of Shareholders

J. Michael Wilson, 36. Mr. Wilson has been a Trustee of the Company since March 13, 1997. He has been Chairman and Chief Executive Officer of the Company since July 1998. Mr. Wilson was a Director of IGMC from 1996 to 1998 and from January 1997 to November 1998 was Vice Chairman, Secretary, and Chief Financial Officer of IGC. He has been President and Chief Operating Officer of IBC since 1994 and a Director since 1991. He served as Vice President of IBC from 1991 to 1994. He has been a director of Wilson Securities Corporation since 1991, and President since March 1996. He was Vice President of Wilson Securities Corporation from 1991 to 1996. He has been Vice President of Interstate Waste Technologies ("IWT") since 1994.

Thomas J. Shafer, 72. Mr. Shafer has been a Trustee of the Company since August 3, 1998. He is a registered Professional Engineer specializing in real estate evaluation and land development. He was a partner in Whitman, Requardt and Associates, LLP ("Whitman Requardt"), an engineering and architectural firm from 1976 through 1997 and its managing partner from 1989 through 1997. He was a director of IGMC from January 1998 to June 2000. He is a member of the Urban Land Institute, the American Society of Professional Engineers and numerous other technical organizations. Whitman Requardt has provided engineering services to the Company for St. Charles for over thirty years.

Member of the Board of Trustees Resigned from Office

Thomas B. Wilson tendered his letter of resignation, which was accepted by the Board of Trustees in April 2002.

Requirements of Board Members

Pursuant to the Company's Declaration of Trust and Bylaws, not fewer than two of the members of the Board of Trustees must be persons who are not employed by (i) the Company, (ii) any Affiliate of the Company, or (iii) a member of the family of James J. Wilson, the President and Chief Executive Officer of Interstate General Company L.P.

During the year 2001, the Board of Trustees held four regular meetings and one special meeting. In addition, the executive committee held three meetings during 2001. No trustee of the Company attended fewer than 75% of the total meetings of the Board and Committee meetings on which such Board members served during this period.

Committees of the Board

The Board of Trustees established the following standing committees on January 4, 1999:

Audit Committee. The Audit Committee will consist of no fewer than three members, each of whom will be an Independent Trustee. The responsibilities of the Audit Committee will include making recommendations concerning the engagement of independent public accountants, reviewing with the independent public accountants the plans for and results of the annual audit engagement, approval of any other professional services provided by the independent public accountants, approval of the fees paid to the independent public accountants for audit and non-audit services, and periodically reviewing, with the assistance of the independent public accountants, the adequacy of ACPT's internal accounting controls. The members of the Audit Committee are Messrs. Shafer, Scott and Ginorio for 2001. The Audit Committee held five meetings during the year ended December 31, 2001. It is anticipated that upon completion of the election of trustees at the Annual Meeting the members of the Audit Committee will consist of Messrs. Shafer, Scott and Ginorio, all of whom meet the independence requirements under current American Stock Exchange's listing requirements.

Compensation Committee. The Compensation Committee will consist of no fewer than two members, each of whom will be an Independent Trustee. The Compensation Committee will be responsible for the administration of the Share Incentive Plan and for approving the compensation of the executive officers of ACPT. The members of the Compensation Committee are Messrs. Shafer, Scott and Ginorio for 2001. The Compensation Committee met once during 2001.

Nominating Committee. The Board of Trustees does not have a standing committee for the recommendation of nominees for election to the Board of Trustees. This function is performed by the entire Board of Trustees.

Year 2001 Audit Fee Summary

During the year 2001, the Company retained its principal auditor, Arthur Andersen LLP, to provide services in the following categories and amounts:

Audit Fees	$381,290
All Other Fees	$201,040	(A)

    Tax services (recurring and advisory), benefit plan audit and consultation associated with the recordation of book income taxes.

The audit committee has concluded that the provision of non-audit services by the Company's principal auditor is compatible with maintaining auditor independence.

Compensation of Trustees

The Company pays its Trustees who are not employees of the Company or any of its Affiliates fees for services as Trustees. Trustees receive fees of $5,000 per quarter plus $1,400 per meeting and out of pocket travel reimbursements for meeting attendance.

Pursuant to a consulting agreement, Thomas J. Shafer provides engineering and consulting services to the Company. During 2001, he was paid $2,500 per month for these services. The agreement may be terminated by either party on thirty days' notice.

Trustee Share Incentive Plan. The Trustee Share Incentive Plan authorizes the Board of Trustees, in its discretion, to grant to eligible Trustees awards of the same type and terms as the awards available under the Employee Share Incentive Plan discussed in Executive Compensation. Only Trustees who are not employees of ACPT or any affiliated company are eligible to receive awards under the Trustee Share Incentive Plan. 52,000 Common Shares have been reserved for issuance under the Trustee Share Incentive Plan. During 2001, Thomas J. Shafer, T. Michael Scott and Antonio Ginorio were awarded 10,000 Rights each. The base price is $4.00 and 2,000 rights vest each year for five years commencing 2002.

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers") as if they were ACPT employees during these periods.
							Long-Term Compensation
		Annual Compensation					Awards
Name & Principal Position	Year	Salary ($)		Bonus ($)		Other Annual Compensation ($) (2)	Securities Underlying Options/SAR's #	All Other Compensation ($) (1)

James Michael Wilson	2001	90,000		--		--	--	--
Chairman & Chief	2000	90,000		--		--	--	--
Executive Officer	1999	90,000		--		--	--	--

Edwin L. Kelly	2001	315,200		--		--	30,000	10,384
President & Chief	2000	300,200		--		--	--	10,552
Operating Officer	1999	289,575		--		--	--	9,896

Carlos R. Rodriguez	2001	225,300		--		--	25,000	10,384
Senior Vice	2000	215,300	(3)	--		--	--	10,552
President	1999	128,346	(3)	(3)		--	--	6,582

Paul Resnik	2001	215,200		--		--	10,000	10,384
Senior Vice	2000	210,200		--		--	--	10,552
President, Secretary	1999	204,575		--		--	--	9,896

Jorge Garcia Massuet	2001	170,300				--	10,000	10,384
Vice President of	2000	160,300		30,000	(4)	--	--	8,015
Subsidiary	1999	107,092		--		--	--	--

(1)	Reflects IGC's contributions to Retirement Plan discussed below.
(2)	Represents the difference between the price paid for common shares of the Company obtained by exercising share options and the fair market value of the shares at the date of purchase.
(3)

Effective January 1, 1998, Carlos Rodriguez became an employee of an affiliate, Equus Gaming Company ("Equus"). On February 2, 1999, Mr. Rodriguez was selected President of Interstate General Properties Limited Partnership S.E., an ACPT subsidiary. Mr. Rodriguez remained an employee of Equus during 1999 and the Company reimbursed Equus for the portion of his salary and related costs applicable to his services to the Company (reflected above). In addition, Equus funded $67,192 of additional base salary and a $45,500 bonus in 1999 and $6,369 of accrued vacation pay in 2000 for Mr. Rodriguez.

(4)	Bonus declared and paid in 2000 related to 1999 performance.

EMPLOYMENT AGREEMENTS

Each of Messrs. Kelly and Resnik entered into an employment agreement (the "Employment Agreements") with American Rental Management Company ("American Management") on August 25, 1998. Pursuant to the Employment Agreements, Mr. Kelly will serve as President and Chief Operating Officer for an annual base salary of $275,000, and Mr. Resnik will serve as Senior Vice President for an annual base salary of $200,000. The Employment Agreements provide for salary raises at the discretion of the Board of Trustees. Each of the Employment Agreements continues in effect until the death or resignation of the executive or his termination by American Management.

Under the terms of the Employment Agreements, if the executive's employment with American Management is terminated by American Management other than for "cause" (as defined in the Employment Agreement), or is terminated by the executive for "good reason" (as defined in the Employment Agreement) the terminated executive will be entitled to continue to receive his base salary for 24 months following the date of termination.

SHARE OPTIONS AND SHARE APPRECIATION RIGHTS

Certain named executive officers held options and/or incentive rights pursuant to IGC's plan. Pursuant to the terms of the restructuring, the value of these options and rights were allocated between IGC and ACPT based on their average closing price for the 20 days after their shares commenced trading independently. As a result, ACPT options and incentive rights were issued in 1998 to certain named executives. Additional rights were granted to certain employees during 2001. The values at December 31, 2001 of these options and rights are reflected below.
AGGREGATED RIGHTS EXERCISED IN 2001 AND DECEMBER 31, 2001 RIGHTS VALUES
			Number of Securities Underlying Unexercised Rights at December 31, 2001	Value of Unexercised In-the-Money Rights at December 31, 2001
Name	Shares Acquired On Exercise (#)	Value Realized ($)	Exercisable/Unexercisable (#)	Exercisable/Unexercisable ($)

J. Michael Wilson	--	--	--/--	--/--
Edwin L. Kelly	--	--	20,000/30,000	39,800/59,700
Carlos R. Rodriguez	--	--	2,400/25,000	4,776/49,750
Paul Resnik	--	--	20,000/15,000	39,800/29,850
Jorge Garcia Massuet	--	--	--/10,000	--/19,900

LONG-TERM INCENTIVE PLAN

Under the Share Incentive Plan, the Compensation Committee of the Board of Trustees may grant to key employees the following types of Share-based incentive compensation awards ("Awards"): (i) options to purchase a specified number of Common Shares ("Options"), (ii) forfeitable Common Shares that vest upon the occurrence of certain vesting criteria ("Restricted Shares"), or (iii) Share Appreciation Rights ("Rights") that entitle the holder to receive upon exercise an amount payable in cash, Common Shares or other property (or any combination of the foregoing) equal to the difference between the market value of Common Shares and a base price fixed on the date of grant. A total of 208,000 Common Shares has been reserved for issuance under the Share Incentive Plan.

The Share Incentive Plan authorizes the Compensation Committee to determine the exercise price and manner of payment for Options and the base price for Rights. The Compensation Committee also is authorized to determine the duration and vesting criteria for Awards, including whether vesting will be accelerated upon a change in control of ACPT.

LONG-TERM INCENTIVE PLANS - AWARDS IN LAST YEAR
	Number of	Period Until
Name	Rights	Maturation or Payout

J. Michael Wilson	--	--

Edwin L. Kelly	6,000	2002
	6,000	2003
	6,000	2004
	6,000	2005
	6,000	2006

Carlos R. Rodriguez	5,000	2002
	5,000	2003
	5,000	2004
	5,000	2005
	5,000	2006

Paul Resnik	2,000	2002
	2,000	2003
	2,000	2004
	2,000	2005
	2,000	2006

Jorge Garcia Massuet	2,000	2002
	2,000	2003
	2,000	2004
	2,000	2005
	2,000	2006

RETIREMENT PLAN

ACPT established a retirement plan (the "Retirement Plan") for eligible employees of the Company. Employees are generally eligible to participate when they complete one year of service. Time of service performed for the Predecessor qualifies for the service requirement. Contributions to the plan are 4% of base salaries and wages not in excess of the U.S. Social Security taxable wage base, and 8% of salaries (limited to $170,000) that exceed that wage base.

In addition, the Retirement Plan contains a profit sharing provision allowing ACPT to award annual cash bonuses to the officers and employees in reasonable amounts reflecting their contributions to the Company. The awards are determined by the Compensation Committee. A portion of each bonus is contributed on behalf of the employee to the Retirement Plan. No awards were made in 2001.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The 2001 salary increases for Paul Resnik, Carlos Rodriguez and Jorge Garcia were presented to the Compensation Committee by Edwin L. Kelly. The Compensation Committee, comprised of outside trustees, made the determination of increases for all executive officers.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Committee.

The Compensation Committee consists of a minimum of two Independent Trustees appointed by the Board of Trustees. For Year 2001, the three members were Thomas J. Shafer, T. Michael Scott, and Antonio Ginorio, all are not nor have they ever been an employee of ACPT. The Compensation Committee is responsible for the administration of the Share Incentive Plan and for approving compensation for the executive officers of ACPT. Compensation of other employees earning more than $70,000 annually must be approved by the full Board of Trustees.

Compensation Policy and Objectives.

The policy of the Compensation Committee is to provide competitive salaries and long term benefits to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include enhancing shareholders value, preserving a strong financial position, and positioning the Company for long-term growth. The Committee reviews performance annually and bonuses and benefits under the Share Incentive Plan are based on this evaluation. The Committee recognizes that share price is one measure of performance, but other factors, including business conditions and success in achieving short and long term goals are to be considered in arriving at meaningful analyses of performance.

Compensation of Executive Officers.

James Michael Wilson is the Chief Executive Officer ("CEO") and under the terms of the IGC restructuring agreement, ACPT was required to reimburse IBC for Mr. Wilson's salary up to $90,000 per year, plus related costs including FICA and FUTA taxes. Mr. Wilson also serves as Chairman of the Board of Trustees of ACPT without compensation except for incurred expenses. This arrangement remained in place during 2001 and no increase in salary, bonuses or share appreciation rights were awarded to Mr. Wilson. Edwin L. Kelly serves as the President and Chief Operating Officer ("COO") and is responsible for asset management, property management, land development and financial oversight for ACPT and its subsidiaries. Based on his broad duties and his performance, Mr. Kelly's salary was increased by 5%, from $300,000 to $315,000 for the year 2001, and was awarded 30,000 Rights. Paul Resnik serves as Senior Vice President, Secretary of ACPT with primary responsibility for property management in the U.S. Based on his performance in 2000 wherein apartment occupancy remained high with management fees of over $1.8 million, Mr. Resnik's salary was adjusted from $210,000 to $215,000, an increase of 2.4%, and was awarded 10,000 Rights. Carlos R. Rodriguez serves as Senior Vice President of ACPT. He is responsible for administration of all operations of ACPT in Puerto Rico and reports directly to Mr. Kelly. Based on continued growth in land development operations in Puerto Rico, Mr. Rodriguez's salary was adjusted from $215,000 to $225,000, an increase of 4.7%, and was awarded 25,000 Rights. Jorge Garcia Massuet serves as Vice President of a subsidiary, with primary responsibility for land development and homebuilding in Puerto Rico. Based on his excellent performance his salary was adjusted from $160,000 to $170,000, an increase of 6.2%, and was awarded 10,000 Rights. All Rights awarded in 2001 have a base price of $4.00, and vest annually in equal installments over a five-year period.

Compensation Committee

Antonio Ginorio

T. Michael Scott

Thomas J. Shafer
April 11, 2002

AUDIT COMMITTEE REPORT

The Audit Committee has met with management to review and discuss the audited financial statements for the year ended December 31, 2001. The Audit Committee also conducted discussions with ACPT's independent auditors, Arthur Andersen LLP on January 29, 2001, March 27, 2001, May 14, 2001, August 9, 2001, November 12, 2001, December 17, 2001 and March 18, 2002, regarding the matters required by the Statement on Auditing Standards No. 61. As required by Independence Standards Board Standard No. 1, "Independence Discussion with Audit Committees," the Audit Committee has received the required written disclosures and confirming letter from Arthur Andersen LLP regarding its independence and has discussed with Arthur Andersen LLP its independence. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Trustees that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

Audit Committee

Antonio Ginorio

T. Michael Scott

Thomas J. Shafer

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of the Company's Common Shares by each of the Company's Trustees, the Company's Chief Executive Officer, each of the four most highly compensated executive officers who were serving as executive officers at the end of 2001, other than the Company's Chief Executive Officer, all Trustees and current executive officers as a group and each person who is known by the Company to beneficially own five percent or more of any class of the Company's voting securities as of March 1, 2002. The Company has relied upon information supplied by its officers, trustees, and certain shareholders and upon information contained in filings with the SEC.
Name	Number of Shares of Common Stock Beneficially Owned	Percent of All Shares of Common Stock

James Michael Wilson, (1)(2)	90,133	1.74
Edwin L. Kelly	55,607	1.07
Thomas B. Wilson, (1)	86,397	1.66
Paul Resnik	6,000	*
Carlos R. Rodriguez	--	*
Jorge Garcia	--	*
Thomas J. Shafer	5,000	*
T. Michael Scott	2,000	*
Antonio Ginorio	1,000	*
All Trustees and executive officers of ACPT as a group (14 persons)(2)	246,312	4.74
Bessemer Interstate Corporation 630 Fifth Avenue New York, NY 10111	261,104	5.03
Robert Chapman Continental Grand Plaza #411 300 N. Continental Blvd. El Segundo, CA 90245	517,700	9.97
Interstate Business Corporation (1)(3)(4) 222 Smallwood Village Center St. Charles, MD 20602	1,574,976	30.34
Wilson Securities Corporation (1)(3) 222 Smallwood Village Center St. Charles, MD 20602	545,673	10.51

* Less than 1%.

  These persons are members of the Wilson Group. The Wilson Group is comprised of James J. Wilson, Barbara A. Wilson, their six children, James Michael Wilson, Thomas B. Wilson, Kevin J. Wilson, Elizabeth W. Weber, Mary P. Wilson and Brian J. Wilson, Interstate Business Corporation, Wilson Securities Corporation and Wilson Family Limited Partnership. The Wilson Group, collectively has voting and dispositive control through direct and indirect ownership of 51.54% of ACPT's outstanding shares as reflected in James Michael Wilson's Schedule 13D. However, there is no formal arrangement among the members of the group in regard to their voting and dispositive voting rights.

  Includes 3,736 shares attributable to ACPT shares held by the Wilson Family Limited Partnership, a partnership in which J. Michael Wilson serves as a general partner.

  Owned by certain members of the Wilson Family, including J. Michael Wilson and Thomas B. Wilson.

  Includes 25,000 shares owned by Equus Management Company, a wholly owned subsidiary of Interstate Business Corporation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Consulting Agreement.

American Rental Management Company ("American Management") entered into a consulting and retirement compensation agreement with IGC's founder and Chief Executive Officer, James J. Wilson, effective October 5, 1998. The Consulting Agreement (the "Consulting Agreement") provides for annual cash payments during the first two years of $500,000 and annual cash payments for eight years thereafter of $200,000. However, if Mr. Wilson dies or ACPT is sold during the term of the Consulting Agreement, the agreement provides for a lump sum payment equal to the lesser of $400,000 or the aggregate of annual payments then payable under the agreement. During the Consulting Agreement term, Mr. Wilson will remain available to provide consulting services requested from time to time by the Board of Trustees including strategic planning and transaction advisory services. Pursuant to the Consulting Agreement, American Management will reimburse the reasonable costs and expenses incurred by Mr. Wilson in providing requested consulting services. At the request of Mr. Wilson, ACPT has been making payments under this Consulting Agreement to IGC. Mr. Wilson is the father of J. Michael Wilson and Thomas B. Wilson.

Joint Litigation with Charles County.

In connection with the Restructuring, IGC assigned to ACPT its rights under the 1989 settlement agreement with Charles County. However, with respect to pending litigation to enforce the settlement agreement, IGC retained its claim for any monetary damages for excess sewer connection fees and impact fees paid prior to the Distribution that may be awarded as a result of such litigation. See Item 3 "Legal Proceedings" in the Company's Annual Report on Form 10-K.

Payments to IBC for Services Provided by J. Michael Wilson.

J. Michael Wilson, the Chief Executive Officer ("CEO") of ACPT and President of IBC, is on the payroll of IBC. During 2001, ACPT reimbursed IBC $90,000 for his services provided to ACPT.

Apartment Management Services.

ACPT provided management services to five apartment rental projects and two commercial properties in which ACPT is not the general partner and IBC or an IBC related entity holds an ownership interest. The management contracts provide for fees ranging from 2.5% to 5% of rents. Total fees in 2001 were $844,000. Management believes that the terms of these transactions are comparable to those that could be negotiated with an independent third party.

Support Services Provided IGC.

During the transition period after the Restructuring, the Company provided land development, accounting, tax, human resources, payroll processing and other miscellaneous administrative support services to IGC. ACPT is currently providing limited land development and human resources to IGC on a cost reimbursement basis. During 2001, IGC was billed $26,000 for these services. As of December 31, 2001, $150,000 of accrued fees was unpaid. A Wilson family entity has guaranteed the full amount of the receivable.

Support Services Provided Equus

From January 2001 to March 31, 2001, the Company provided office space, tax, human resources, payroll processing and other miscellaneous administrative support to Equus on a cost reimbursement basis. During 2001, Equus was billed $11,000 for these services. As of December 31, 2001, $77,000 remained outstanding. A Wilson family entity has guaranteed the full amount of the receivable.

Land Development Associates S.E. ("LDA") Receivable.

Pursuant to the terms of IGC's restructuring, IGC retained a note receivable due from LDA payable from LDA's cash flow. The note bore interest at a rate of prime plus 1.5% subject to a 6% floor and 9% ceiling with a maturity date of August 2, 2009. Effective June 6, 2001 the LDA Note was modified in two respects: (1) Up to 28% of net proceeds from LDA land sales would be used to make principal payments on the note, and (2) the note is non-interest bearing as of June 6, 2001. The Company's independent Trustees unanimously approved the modification. In July 2001 IGC assigned the note to KEMBT Corporation ('KEMBT"), wholly owned by Wilson Securities, and then pledged by KEMBT as collateral for a $7,000,000 credit agreement from FirstBank Puerto Rico ('FirstBank").

In March 2002 the Company's senior management in the United States learned that in July 2001, an officer of the Company in Puerto Rico at the request of FirstBank signed a letter on the stationery of LDA purportedly agreeing that an event of default under the KEMBT credit agreement would constitute an event of default under the Loan agreement between LDA and FirstBank, giving the bank the right to foreclose on collateral securing the LDA loan agreement. The letter was not authorized by the Company's chairman or president, who had no knowledge of the letter, nor was the undertaking approved by the independent trustees of the Company as required under the Company's Declaration of Trust. After discussions with the Company, FirstBank has agreed to rescind the cross-collateralization and cross-default retroactive to the date of the letter and the Company has agreed that (i) The LDA Note will be secured by the collateral under LDA's loan agreement with the bank, (ii) an event of default under the LDA Note will be a default under LDA's loan agreement with the bank, (iii) upon prepayment of all or part of LDA's obligations to the bank under the LDA loan agreement a proportionate amount of the outstanding balance of the LDA Note will be paid; (iv) the due date of the LDA Note will be June 30, 2003, or such later date as shall apply to LDA's other obligations to the bank under the LDA loan agreement, and (v) at the request of the bank, LDA will prepay to the bank the outstanding balance of the LDA Note, up to the outstanding balance of the KEMBT obligation, from the proceeds of an additional credit facility provided by the bank. In consideration of LDA's undertakings to the bank with regard to the LDA Note, entities controlled by the Wilson family have agreed: (i) to pay any and all interest on any new obligations incurred by the Company to the FirstBank in full or partial extinguishment of the related party obligation to the bank; (ii) reimburse the Company for all loan fees, legal costs and other expenses incurred by the Company in connection with this matter, and (iii) to pay an annual fee of one percent of the outstanding balance of any new obligations incurred by the Company to the bank in full or partial extinguishment of the related party obligation to the bank. The foregoing undertakings of the Wilson family are guaranteed by entities controlled by the Wilson family including James J. Wilson individually for which consulting payments to be made to him under a Consulting Agreement with the Company entered into in 1998 are to serve as security. In addition, upon payment of the outstanding balance of the KEMBT obligations to the bank, the Company will receive a discount of approximately $430,000 on the LDA Note. In connection with this transaction, Thomas B. Wilson tendered his resignation as a trustee which was accepted by the Board of Trustees on April 9, 2002, and certain disciplinary action was taken with respect to two of the Company's officers in Puerto Rico.

SHARE PRICE PERFORMANCE GRAPH

The following share price performance graph compares cumulative total returns of the Company and the indicated indexes assuming an investment of $100 on October 6, 1998 (first trading day following the Restructuring) and the two indices on September 30, 1998 and further assumes the reinvestment of all dividends. Stock price performance is not necessarily indicative of future results.

	10/6/98	12/31/98	12/31/99	12/31/00	12/31/01
American Community Properties Trust	100.00	60.71	45.55	59.84	89.29
NAREIT Equity REIT Index	100.00	97.08	92.60	117.02	133.32
Standard and Poor 500 Index	100.00	121.30	146.82	133.45	117.59

PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Company's financial statements for the year ended December 31, 2001 were audited by Arthur Andersen LLP. The Board of Trustees, upon the recommendation of the Audit Committee, has selected Arthur Andersen LLP to serve as independent accountants of the Company to audit the consolidated financial statements of the Company and its subsidiaries for the year ending December 31, 2002. Arthur Andersen LLP has served the Company in this capacity since 1991. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

In considering the reappointment of Arthur Andersen LLP as the independent accountants for the Company and its subsidiaries, the Audit Committee and the Board of Trustees considered the current controversy and indictment by the United States Department of Justice concerning the conduct of Arthur Andersen in relation to Enron Corp. The Audit Committee and the Board of Trustees have also taken note of the fact that none of the Arthur Andersen LLP personnel who were involved with the Enron account are involved with the audit of the Company and its subsidiaries. The Audit Committee and the Board of Trustees will continue to evaluate the effects of the Enron controversy and indictment and any other controversy involving or indictment of Arthur Andersen LLP, and will take such steps as the they deem appropriate, which could include the replacement of Arthur Andersen LLP as the Company's independent accountants, if it appears to the Trustees that the ability of Arthur Andersen LLP to perform a satisfactory audit of the consolidated financial statements of the Company and its subsidiaries for the year ending December 31, 2002 will be compromised or impaired for any reason.

The Board recommends a vote "For" Proposal No. 2.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Each trustee and officer of the Company is required to file with the Securities and Exchange Commission, by a specified date, reports regarding his or her transactions involving the Company's Common Shares. Based solely on review of the copies of these reports furnished to the Company and written representations that no other reports were required, the Company believes that during the year ended December 31, 2001, all filing requirements were complied with.

ANNUAL REPORT

The Company's audited financial statements and notes thereto, including selected financial data and management's discussion and analysis of financial condition and results of operations for the year ended December 31, 2001, are included on page 9 through 36 of the Company's Annual Report, which is being mailed to all shareholders with this proxy statement.

SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

Shareholders who intend to submit proposals for consideration at the Company's next annual meeting of shareholders must submit such proposals to the Company no later than January 2, 2003, in order to be considered for inclusion in the proxy statement and form of proxy to be distributed by the Board in connection with that meeting. Shareholder proposals should be submitted to American Community Properties Trust, Attn: Paul Resnik, Secretary, 222 Smallwood Village Center, St. Charles, Maryland, 20602.

OTHER MATTERS

The Board of Trustees does not know of any matter other than those described in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their judgment.

EXPENSES OF SOLICITATION

The cost of proxy solicitation will be borne by the Company. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, telegraph, or mail by one or more Company employees. The Company will also reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals, the beneficial owners of the Company's Shares.

Paul A. Resnik

Secretary

AMERICAN COMMUNITY PROPERTIES TRUST
Proxy for Meeting of ACPT Shareholders on June 12, 2002

The undersigned, a shareholder of American Community Properties Trust, (the "Company") hereby appoints Edwin L. Kelly and Paul Resnik, and each of them individually, as Proxies to represent and vote all of the Company's Common Shares held of record by the undersigned, each with full power of substitution, at the Annual Meeting of Shareholders of the Company, to be held at the Holiday Inn, James Craik Room, 45 St. Patrick's Drive, St. Charles, Maryland, on Wednesday, June 12, 2002 at 10:00 a.m., EST, or at any adjournment or postponement thereof, as follows on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE BELOW. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEMS (1) AND (2) BELOW, THIS PROXY WILL BE VOTED "FOR" SAID PROPOSAL OR PROPOSALS. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

  To elect one Trustee of the Company for a term of three years.

  Nominee: T. Michael Scott

  [ ] FOR [ ] WITHHELD

  Ratification of the selection of Arthur Andersen LLP as the Company's Independent Accountants for 2002. Should the Audit Committee and Board of Trustees determine that it is in the Company's and its shareholders best interest to replace Arthur Andersen LLP as the Company's Independent Accountants, they will take the appropriate action.

  FOR [ ] AGAINST [ ] ABSTAIN [ ]

  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting of any adjournment or postponement thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and accompanying Proxy Statement dated April 15, 2002.

Please complete, sign, and date this proxy card and return it promptly in the enclosed postage prepaid envelope or otherwise to P.O. Box 2637, Waldorf, Maryland 20604.
_______________________________________ Name of Shareholder	______________________ Number of Shares Held
_______________________________________ Signature	______________________, 2002 Date
_______________________________________ Title or Authority, if applicable
Note:

If Shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, giving his or her title. A partnership should sign in the partnership name by an authorized person. Trustees, guardians, executors and administrators should sign in their official capacity, giving full title as such.

PLEASE COMPLETE, SIGN AND DATE THIS CARD AND RETURN IT PROMPTLY.